Exhibit 10.28

February 21, 2013

Dear Wahid:

The purpose of this letter is to update the relocation agreement that was provided to you upon your hire with AeroVironment.

AeroVironment, Inc. will reimburse you for relocation expense to a maximum of $300,000.00.  This relocation money is to be used for house hunting expenses for you and your family, expenses related to moving your household goods from Virginia to Monrovia, expenses related to selling your home in Virginia and purchasing a home in Southern California, and temporary rental expenses for a residence in Southern California.  Relocation reimbursement expenses will be subject to any applicable taxes.  You will have the option to have any money not expensed toward your $300,000.00 budget paid to you as a taxable bonus.

Should you voluntarily resign your position with the company before your 2nd anniversary date, you will be required to repay AeroVironment, Inc. all relocation money that has been paid to you and paid by the company for your relocation

Sincerely,

Cathleen S. Cline

Sr. Vice President of Administration